Exhibit 10.7

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Confidentiality, Non-Solicitation and Non-Competition Agreement (this “Agreement”) is executed and agreed to as of June 27, 2013, by and between Daphne H. Foster (“Employee”), an individual, and Global GP LLC, together with any successor or assign (the “Company”).  Employee’s obligations under this Agreement survive the termination of Employee’s employment regardless of the reason for such termination.

WHEREAS, in consideration of Employee’s continued employment in which, the Company contemporaneously with Employee’s entry into this Agreement will promote Employee to the position of Chief Financial Officer, which position is characterized by substantially greater responsibility and compensation; and

WHEREAS, as further consideration for executing and agreeing to this Agreement, the Company has entered into that certain Executive Change of Control Agreement and issued that certain Grant of Phantom Units in the Global Partners LP Long Term Incentive Plan, which such consideration the Company would not have provided but for Employee’s entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, each intending to be legally bound, hereby agree as follows:

1.                                      Protection of Confidential Information; Unauthorized Disclosure

(a)                                 For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company or its Affiliates.  Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company or its Affiliates; (2) non-public business information and materials of the Company or its Affiliates; (3) any information or material that gives the Company or its Affiliates an advantage with respect to its competitors by virtue of not being known by those competitors; (4) potential expansion and development plans; projections, forecasts and budgets; growth strategies; marketing plans; pricing information; customer and supplier information; and (5) other valuable, confidential information and materials and/or trade secrets of the Company or its Affiliates.  Notwithstanding the foregoing, Confidential Information shall not include information that (i) is already properly in the public domain or enters the public domain with the express consent of the Company or its Affiliates, or (ii) is intentionally made available by the Company or its Affiliates to third parties without any expectation of confidentiality.

(b)                                 Employee acknowledges and agrees that Confidential Information has been and will be developed or acquired by the Company or its Affiliates through the expenditure of substantial time, effort and money and provides the Company and its Affiliates with an advantage over competitors who do not know or use such Confidential Information.  Employee further acknowledges and agrees that the nature of the Confidential Information which the Company has provided Employee and shall provide Employee during Employee’s continued employment would make it difficult, if not impossible, for Employee to perform in a similar capacity for a business competitive with the Company during the Restricted Period without disclosing or utilizing confidential information.

(c)                                  During and following Employee’s employment by the Company, Employee shall hold in confidence and not directly or indirectly disclose or use or copy any Confidential Information except to the extent necessary to carry out Employee’s duties on behalf of the Company.  The foregoing shall not prevent Employee from disclosing Confidential Information if so required by legal process; however, Employee agrees to give the Company notice of any and all attempts to compel disclosure of any Confidential Information within one (1) business day after Employee is informed that such disclosure is being, or will be, compelled.  Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the Confidential Information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d)                                 Upon the termination of Employee’s employment by the Company, Employee promises to promptly return to the Company all Confidential Information, and all documents and materials (including electronically stored information) in Employee’s possession, custody or control that constitutes or reflects Confidential Information.

2.                                      Non-Competition and Other Restrictive Covenants.

(a)                                 During the remaining term that Employee is employed by the Company and any of its Affiliates and continuing through the date that is two (2) years after the date that Employee is no longer employed by the Company or any of its Affiliates (the “Restricted Period”), Employee shall be prohibited from directly or indirectly working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business engaged in (or actively considering engagement in) the following businesses within the Restricted Area: (a) wholesale and/or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and biofuels), natural gas liquids (including ethane, butane, propane and condensates), natural gas, compressed natural gas and liquefied natural gas; (b) the storage of refined petroleum products and/or any of the other products identified in clause (a) of this paragraph in connection with any of the activities described in said clause (a); (c) the sale of convenience store items and sundries and related food service related to the retail sale of gasoline; and (d) bunkering (such business activities referenced in parts (a) through (d) are referred to as the “Restricted Business”).

(b)                                 During the Restricted Period, Employee also shall not directly or indirectly solicit any employees, contractors, vendors, suppliers or customers of the Company or its Affiliates to cease to be employed by or otherwise do business with the Company or its Affiliates, or to reduce the same, or to be employed or otherwise do business with any person or entity engaged in the Restricted Business.

(c)                                  As used herein, the “Restricted Area” consists of: (i) the United States and Canada; and (ii) any other geographic area where the Company conducts business during the period of Employee’s employment with the Company or its Affiliates and for which Employee has had material responsibilities during the course of Employee’s employment with the Company or its Affiliate, or about which such business Employee has obtained material Confidential Information during such employment.

(d)                                 If any court construes any of the provisions of this Section 2, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

(e)                                  Employee expressly acknowledges and agrees that the restrictions set forth in this Agreement are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests, including the protection of its Confidential Information and goodwill.  Employee further represents that enforcement of this Agreement is in the public interest and that Employee would not suffer undue hardship as the result of such enforcement, and that the Company’s need for the protections afforded by this Agreement is greater than any hardship Employee might experience by complying with its terms.

3.                                      Right to Injunction.  Employee acknowledges that Employee’s violation or threatened or attempted violation of the covenants contained in this Agreement will cause irreparable harm to the Company and that money damages would not be sufficient remedy for any breach of these sections.  Employee agrees that the Company shall be entitled as a matter of right to specific performance of the covenants in this Agreement, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee or others acting on Employee’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law.  Such remedies shall be in addition to all other remedies available to the Company, both at law and equity.

4.                                      Long Term Incentive Plan Agreement and Change in Control Agreements.  Employee acknowledges that Employee’s entry into this Agreement is a condition of the Company’s Grant of Phantom Units under the Global Partners LP Long-Term Incentive Plan and the Company’s entry into that certain Executive Change of Control Agreement.  Employee acknowledges and agrees that, in entering into this Agreement, Employee is receiving new consideration to which Employee was not otherwise entitled but for Employee’s entry into this Agreement.

5.                                      Miscellaneous.

(a)                                 Modification.  Subject to the provisions of Section 2(d), both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them.

(b)                                 Severability.  If any term, provision, covenant or condition of this Agreement (or part thereof) is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, the validity and enforceability of the remainder of this Agreement shall not in any way be affected, impaired or invalidated.

(c)                                  Survival.  Employee’s obligations under this Agreement shall survive the termination for whatever reason of Employee’s employment.

(d)                                 Assignment.  Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee.  The Company may assign this Agreement to, and shall bind, a successor to its business without the requirement of a consent by Employee.  If the Company shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of the Company resulting from such merger, consolidation or transfer.

(e)                                  Third Party Beneficiaries.  Each Affiliate of the Company shall be a third party beneficiary of Employee’s obligations under the provisions of this Agreement and shall have the right to enforce this Agreement as if a party hereto.  As used herein, the term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  “Person” means any individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

6.                                      Employee’s Representations.

(a)                                 Employee represents and warrants to the Company that (i) Employee does not have any agreement with any prior employer or other third party that will prohibit Employee from working for the Company or fulfilling the Employee’s duties and obligations to the Company, and (ii) Employee has complied with all non-competition, non-solicitation, and confidentiality duties imposed on Employee with respect to Employee’s former employers and other third parties.

(b)                                 Employee is a sophisticated executive, has had sufficient time to carefully consider the terms of this Agreement including any future hardship that entering into this Agreement may cause, has had sufficient opportunity to consult an attorney, and enters into this Agreement knowingly and voluntarily with full understanding of this Agreement’s terms.

7.                                      Choice of Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts.  Any dispute arising out of, or relating to this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts, as applicable, with jurisdiction over Waltham, Massachusetts.

Employee expressly acknowledges the reasonableness and appropriateness of such forum(s) and venues and agrees not to contest such forum or venue selection.

8.                                      At-Will Employment.  Nothing in this Agreement will alter the at-will nature of Employee’s employment, as either Employee or the Company may terminate Employee’s employment at any time.

I HAVE READ THIS AGREEMENT CAREFULLY, AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

COMPANY:		EMPLOYEE:

By:	/s/ Edward J. Faneuil	By:	/s/ Daphne H. Foster

Name:	Edward J. Faneuil	Date:	June 27, 2013

Title:	Executive Vice President

Date:	June 27, 2013